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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                          First Consulting Group, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   31986R 10 3
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / / Rule 13d-1(b)

          / / Rule 13d-1(c)

          /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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-------------------------------                     ---------------------------
CUSIP NO. 31986R 10 3                13G            PAGE 2 OF 4 PAGES
-------------------------------                     ---------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
    First Consulting Group, Inc. Associate 401(k) and Stock Ownership Plan
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
    (a)
    (b)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
                            248,393
   NUMBER OF            -------------------------------------------------------
     SHARES             6   SHARED VOTING POWER
  BENEFICIALLY              0
    OWNED BY            -------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
   REPORTING                1,557,617
    PERSON              -------------------------------------------------------
     WITH:              8   SHARED DISPOSITIVE POWER
                            0
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,557,617
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.90%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    EP
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1.
         (a)  Name of Issuer
                 First Consulting Group, Inc.
         (b)  Address of Issuer's Principal Executive Offices
                 111 West Ocean Boulevard, 4th Floor
                 Long Beach, CA 90802
ITEM 2.
         (a)  Name of Person Filing
                 First Consulting Group, Inc.
                 Associate 401(k) and Stock Ownership Plan
         (b) Address of Principal Business Office or, if none, Residence 111 West Ocean Boulevard, 4th Floor
                 Long Beach, CA 90802
         (c)  Citizenship
                 USA
         (d)  Title of Class of Securities
                 Common Stock
         (e)  CUSIP Number
                 31986R 10 3
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         N/A

ITEM 4.  OWNERSHIP
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount Beneficially Owned: 1,557,617
         (b)  Percent of Class:  6.90%
         (c)  Number of shares as to which such person has:
              (i)    Sole power to vote or to direct the vote:  248,393
              (ii)   Shared power to vote or to direct the vote:  0
              (iii)  Sole power to dispose or to direct the disposition of:
                     1,557,617
              (iv)   Shared power to dispose or to direct the disposition of: 0

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP
         N/A

ITEM 10.  CERTIFICATION

          (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 12, 1999
                                        ---------------------------------
                                                       Date


                                               /s/ Patricia A. Lowery
                                        ---------------------------------
                                                    Signature


                                           Patricia A. Lowery, Trustee
                                        ---------------------------------
                                                    Name/Title


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